Exhibit (10)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Post-Effective Amendment No. 23 to the Registration Statement on Form N-4 (the “Registration Statement”) of our report dated March 10, 2016, relating to the consolidated financial statements of New York Life Insurance and Annuity Corporation, and of our report dated March 28, 2016, relating to the financial statements and financial highlights of NYLIAC Variable Annuity Separate Account-III, which appear in such Registration Statement. We also consent to the references to us under the headings “Financial Statements” and “Condensed Financial Information” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York

April 13, 2016